XsunX Announces Sales Contract to Supply 15 Megawatts of its ASI-120 Thin Film Solar Modules

ALISO VIEJO, California, November 25, 2008 - XsunX, Inc. (OTC Bulletin Board: XSNX), a solar technology company engaged in the build-out of its multi-megawatt thin film photovoltaic (TFPV) solar manufacturing facilities in Oregon, announced today that it had entered into a two-year supply contract for the sale of fifteen (15) megawatts of it ASI-120 TFPV solar modules to a full service solar power company specializing in commercial and solar farm projects located in the California and Hawaiian markets.

“We are pleased to announce this sales agreement to supply 15 megawatts of our ASI-120 TFPV solar modules,” stated Tom Djokovich, CEO of XsunX. “This agreement represents approximately $37 million dollars in total contract value with an initial 5 megawatts valued at $13 million slated for delivery in calendar 2009, and the remaining 10 megawatt balance for delivery in calendar 2010. The recent passage of an eight year extension to the 30% Federal Investment Tax Credit is spurring renewed vigor in solar project demand and we are working to fill our projected production capacity over the next several years with additional purchase agreements,” concluded Djokovich.

For more information about XsunX, please visit XsunX Web site: http://www.XsunX.com

Contact:	For XsunX, Inc. Investor Relations Tel: (888) 797-4527 For XsunX, Inc. Media Relations Tel: (949) 330-8065

Safe Harbor Statement: Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate”, “believe”, “estimate”, “may”, “intend”, “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.